Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

March 6, 2014

NASDAQ: THST

Truett-Hurst Inc. Provides Updated Financial Guidance

Healdsburg, California (March 6, 2014) – Truett-Hurst Inc. (NASDAQ: THST) (“Company”), today revised guidance it had furnished in connection with its earnings release and subsequent conference call.

The Company’s existing paper bottle supplier for its PaperBoy brand has been placed into administration in the United Kingdom, a process similar to the bankruptcy process in the United States. As a result of the supplier’s failure, the Company will rely on a new supplier in the United States, with which it has negotiated a multi-year supply arrangement. Chief Executive Officer, Phillip L. Hurst, states, “While we expect to meet our fiscal 2014 PaperBoy sales goals we may experience an out of stock situation in early fiscal year 2015 due to the supplier change and expect to be back on target in mid-fiscal 2015. We believe this new supply relationship will provide the stability the Company requires to meet its PaperBoy sales goals.”

The Company’s anticipates that it will recognize a one-time provision for loss on deposit of approximately $0.4 million relating to amounts previously paid in advance to the supplier. The loss will negatively impact the Company’s operating expense for the third quarter and nine months ended March 31, 2014. The Company’s revised guidance reflects operating expense to range between $8.0 million and $8.7 million compared to previous guidance of $7.6 million to $8.3 million. The Company does not anticipate a change to net sales or gross margins. “We believe the financial impact is isolated to the third quarter of fiscal 2014 and are exploring our legal rights regarding the deposit and/or production of undelivered product from the European supplier." said James D. Bielenberg, the Company’s Chief Financial Officer.

About Truett-Hurst Inc.

Truett-Hurst Inc. (NASDAQ: THST) is an innovative and fast-growing super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California. Our corporate website is www.truetthurstinc.com. Our principal executive offices are located at 4035 Westside Road, Healdsburg, California 95448, and our telephone number is 707.431.4423. We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, enacted on April 5, 2012 (“JOBS Act”), a small reporting company as defined by Section 15(d) of the Exchange Act, and a controlled company as defined by the corporate governance rules of NASDAQ.

Truett-Hurst Inc. Announces Updated Financial Guidance

For more information, contact:	For more information, contact:
Truett-Hurst Inc.	Truett-Hurst Inc.’s Investor Relations
James D. Bielenberg, Chief Financial Officer
Phone: 707.431.4423 Fax: 707.395.0289
Email: james@truetthurst.com

TRUETT-HURST INC. • PO BOX 1532 • HEALDSBURG • CA • 95448 • F: 707. 431.4423 • email: ir@truetthurstinc.com